================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ________________
                                 SCHEDULE 14A
                                (RULE 14A-101)
                               ________________
                           SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

                           Filed by registrant [x]
                  Filed by a party other than registrant [ ]

                          Check the appropriate box:
                       [ ] Preliminary proxy statement
                        [x] Definitive proxy statement
                     [ ] Definitive additional materials
      [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          THE NAVIGATORS GROUP, INC.
               (Name of Registrant as Specified In Its Charter)

                          THE NAVIGATORS GROUP, INC.
                  (Name of Person(s) Filing Proxy Statement)
                              _________________

Payment of filing fee (Check the appropriate box):

[x] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2)
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3)
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
                 1. Title of each class of securities to which transaction applies:
                 2.   Aggregate number of securities to which transaction
         applies:
                 3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(Set forth the amount on which the filing fee is calculated and state how it was determined.)
                 4.   Proposed maximum aggregate value of transaction:
                 5.   Total fee paid:
[ ]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of the filing.
                 1.   Amount previously paid:
                 2.   Form, schedule or registration statement no.:
                 3.   Filing party:
                 4.   Date filed:
                         ___________________________

 It is anticipated that this Proxy Statement and a related form of proxy will first be delivered to security holders on or around June 1, 1995
================================================================================

                          THE NAVIGATORS GROUP, INC.
                              123 WILLIAM STREET
                          NEW YORK, NEW YORK  10038



                            ______________________

                       ANNUAL MEETING -- June 28, 1995
                            ______________________

To the Stockholders of
  The Navigators Group, Inc.:

         You are cordially invited to attend the Annual Meeting of your Company to be held at 11:30 a.m. on Wednesday, June 28, 1995 at India House, 1 Hanover Square, New York, New York 10004.

         A report of current affairs of your Company will be presented at the Meeting and Stockholders will have an opportunity for questions and comments.

         It is earnestly requested that you sign, date and mail your proxy card whether or not you plan to attend the Annual Meeting.

         We are grateful for your assistance and express our appreciation in advance.

                                        Sincerely yours,


                                        Terence N. Deeks
                                        President and
                                        Chairman of the Board

June 1, 1995

                          THE NAVIGATORS GROUP, INC.
                              123 WILLIAM STREET
                           NEW YORK, NEW YORK 10038
                              _________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                JUNE 28, 1995
                              _________________

TO THE STOCKHOLDERS OF THE NAVIGATORS GROUP, INC.:

         Notice is hereby given that the Annual Meeting of Stockholders of The Navigators Group, Inc. ("The Group"), a Delaware corporation, will be held at India House, 1 Hanover Square, New York, New York, on Wednesday, June 28, 1995, at 11:30 a.m., Eastern Daylight Savings Time, for the following purposes:

         (1) To elect eight (8) directors to serve until the 1996 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

         (2) To ratify the appointment by the Board of Directors of KPMG Peat Marwick LLP as the independent auditors of The Group to examine and report on the financial statements for 1995;

         (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         The close of business on June 1, 1995, has been fixed by the Board of Directors, as the date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, and only stockholders of record at such date will be entitled to vote. A list of stockholders will be open to examination by stockholders during ordinary business hours for a period of ten
(10) days prior to the meeting at the offices of The Group, 123 William Street, New York, New York 10038.

                                              By Order Of The Board Of Directors


                                              W. ALLEN BARNETT, Secretary
New York, New York
June 1, 1995


                                  IMPORTANT

         If you do not plan to attend this meeting, please sign and return the enclosed proxy. No postage is required if mailed in the United States.
PLEASE MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

                          THE NAVIGATORS GROUP, INC.
                              123 WILLIAM STREET
                           NEW YORK, NEW YORK 10038
                               _______________

                        ANNUAL MEETING OF STOCKHOLDERS
                               ________________

                               PROXY STATEMENT


GENERAL INFORMATION

         THE ACCOMPANYING FORM OF PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE NAVIGATORS GROUP, INC. ("THE GROUP") FOR USE AT THE ANNUAL MEETING (THE "MEETING") OF THE STOCKHOLDERS OF THE GROUP OR ANY ADJOURNMENT THEREOF. THE PERSONS NAMED IN THE FORM OF PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD OF DIRECTORS OF THE GROUP. Such persons are officers of The Group. Any stockholder desiring to appoint some other person to represent him at the Meeting may do so either by inserting such person's name in the blank space provided in the enclosed form of proxy, or by completing another form of proxy and, in either case, delivering the completed proxy to the Secretary of The Group at the address indicated above, before the time of the Meeting. It is the responsibility of the stockholder appointing some other person to represent him to inform such person of his appointment. The Group has first mailed these proxy materials to holders of shares of Common Stock, $.10 par value ("Stockholders") on or about June 1, 1995. The Group's executive offices are located at 123 William Street, New York, New York 10038.

         The proxies in the accompanying form which are properly executed and duly returned to The Group and not revoked will be voted as specified and, if no direction is made, will be voted for the election of each of management's eight (8) nominees for election as directors and in favor of Proposal 2. Stockholders may also be asked to consider and take action with respect to such other matters as may properly come before the Meeting or any adjournment or adjournments thereof. Each proxy granted is revocable and may be revoked at any time prior to its exercise by giving notice to The Group of its revocation. A Stockholder who attends the Meeting in person may, if he wishes, vote by ballot at the Meeting, thereby cancelling any proxy previously given. The outstanding voting stock of The Group as of June 1, 1995, the record date, consisted of approximately 8,151,401 shares of Common Stock, $.10 par value per share (the "Common Stock"), held by approximately 100 holders of record, with each share entitled to one vote. Only Stockholders of record at the close of business on June 1, 1995, are entitled to vote at the Meeting. The closing price of the Common Stock on April 27, 1995 was $14.125.

         A copy of The Group's Annual Report for the year ended December 31, 1994, is being mailed to Stockholders simultaneously herewith. The financial statements of The Group for the year ended December 31, 1994, and the Management's Discussion and Analysis of Financial Condition and Results of Operations contained in such Annual Report, are specifically incorporated herein by reference and made a part hereof.

DEFINITIONS

         As used herein "Navigators" and "NIC" refer to The Group's wholly owned insurance subsidiaries, Navigators Insurance Company and NIC Insurance Company, respectively. Eight of The Group's subsidiaries are a group of underwriting management companies: Somerset Marine, Inc.

("Somerset Marine"), Somerset of Georgia, Inc. ("Somerset Georgia"), Somerset Insurance Services of California, Inc. ("SIS California"), Somerset Insurance Services of Texas, Inc. ("SIS Texas"), Somerset Insurance Services of Washington, Inc. ("SIS Washington"), Somerset Property, Inc. ("Somerset Property"), Somerset Re Management, Inc. ("Somerset Re") and Navigators Management Corporation ("NMC"). Each of such underwriting management subsidiaries is sometimes referred to as a "Somerset Company" and two or more of such companies are sometimes referred to as the "Somerset Companies."

                                PROPOSAL NO. 1
                            ELECTION OF DIRECTORS

         The By-Laws of The Group provide for The Group to have not less than three nor more than twenty-one directors. Management proposes the election of the eight nominees named below to constitute the entire Board of Directors of The Group until the next Annual Meeting of Stockholders and until any successor shall be duly elected and shall qualify. Each of Terence N. Deeks, Robert M. DeMichele, Leandro S. Galban, Jr., John F. Knight, Robert Lepowsky, Marc M. Tract, Marion A. Woodbury and Robert F. Wright is currently a director of The Group. Peter E. O'Grady, who is currently a director of The Group, will not stand for re-election. In the event any nominee named below is unable or declines to serve, which the Board does not anticipate, it is intended that the proxies will be voted for the balance of those named and for any substitute nominees that the Board may designate, unless the Board has taken prior action to reduce its membership.

                             Name                        Age      Position With The       First Became a
                             ----                        ---      -----------------       --------------
                                                                        Group                Director
                                                                        -----                --------
         Terence N. Deeks  . . . . . . . . . . . . .      55    President, Chairman            1982
                                                                of the Board of
                                                                Directors

         Robert M. DeMichele . . . . . . . . . . . .      50    Director                       1983

         Leandro S. Galban, Jr.  . . . . . . . . . .      60    Director                       1983

         John F. Knight  . . . . . . . . . . . . . .      75    Director                       1988

         Robert Lepowsky . . . . . . . . . . . . .        69    Director                       1987

         Marc M. Tract . . . . . . . . . . . . . . .      35    Director                       1991

         Marion A. Woodbury  . . . . . . . . . . . .      72    Director                       1983

         Robert F. Wright  . . . . . . . . . . . . .      69    Director                       1993

         Terence N. Deeks is the founder of The Group, Navigators, NIC and of all the Somerset Companies. He is Chairman of the Board and President of The Group. He is a director of each of the Somerset Companies. In addition, he is Chairman of SIS Texas, NMC, SIS Washington, Somerset Georgia and Somerset Property. He is also a director of Piedmont Management, Inc. ("Piedmont"), which is a Stockholder of The Group.

         Robert M. DeMichele has been Director, President and Chief Executive Officer of Piedmont since 1982 and has served as President of Reinsurance Company of New York ("RECO") since 1985. He has been Chairman of the Board and Chief Executive Officer of Lexington Management Corporation ("Lexington") since 1982. He is a director of Vanguard Cellular Systems, Inc. and the Lexington Group of Mutual Funds.

         Leandro S. Galban, Jr. has been employed by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") since 1977, and prior thereto for a predecessor company of DLJ from 1958 to 1977. Since 1990, Mr. Galban has served as a Managing Director and Principal of DLJ.*

         John F. Knight has been active as a consultant for H.S. Fox Corporation, a reinsurance broker, since 1985. Prior thereto he was Vice Chairman of Republic Financial Services, Inc. from 1983 to 1988 and prior to that its President from 1975 to 1983. He is a director of Republic Financial Services, Inc. and Foremost Corporation of America.+

         Robert Lepowsky is a certified public accountant and until his retirement in 1991 was a partner in the accounting firm of Lopez, Edwards & Frank. Lopez, Edwards & Frank previously rendered services to The Group and to certain of the Somerset Companies.+

         Marc M. Tract has been a partner of the law firm of Rosenman & Colin since August 1994. From January 1990 to August 1994, Mr. Tract was a partner of the law firm of Kroll & Tract, and prior thereto he had been associated with Kroll & Tract since before 1986. Rosenman & Colin has been counsel to The Group, Navigators, NIC and the Somerset Companies since August 1994. Until August 1994, Kroll & Tract had been counsel to The Group, Navigators, NIC and the Somerset Companies since before 1986. Mr. Tract is a member of the Board of Directors of several insurance and reinsurance companies.*+

         Marion A. Woodbury served as a director of Piedmont, a stockholder of The Group, from 1976 to his retirement in January 1988. From 1965 until 1985 he served as President of RECO and from 1985 to 1987 as Vice Chairman of RECO, as well as Chairman of the Board of Directors of United Re.

         Robert F. Wright was a partner of the public accounting firm of Arthur Andersen & Co. from 1960 to 1988. He has been President of Robert F. Wright Associates, Inc. since 1988. Mr. Wright is a director of Hanover Direct, Inc., Reliance Standard Life Insurance Co. and its affiliates, Williams Real Estate Co., Inc. and Norwab North American Ltd. He is an advisory director of Quadrant Management, Inc.*

*  Member Compensation Committee.
+  Member Audit Committee.

         The executive officers of The Group who are not directors or not continuing as directors and the other executive officers of certain of the subsidiaries of The Group who are named in the Summary Compensation Table below, are as follows:

                    Name                        Age                         Position
                    ----                        ---                         --------
 Peter E. O'Grady  . . . . . . . . . . .        48       Current Director of The Group, President of
                                                           Navigators and NIC

 W. Allen Barnett  . . . . . . . . . . .        54       Senior Vice President, Chief Financial
                                                           Officer, Treasurer and Secretary of
                                                           The Group

 Salvatore A. Margarella . . . . . . . .        45       Controller of The Group

 Francis V. Bigley, Jr.  . . . . . . . .        46       President of Somerset Re and
                                                           Director of Navigators and NIC

 Peter L. Johnson  . . . . . . . . . . .        53       Vice President of SIS Texas and
                                                           Director of Navigators and NIC

         Peter E. O'Grady has been President of Navigators, NIC, NMC and Chairman of Somerset Re since 1991. From 1989 he has been President of SIS of Texas, and prior thereto he was President of Aviation Office of America, Inc. In addition, Mr. O'Grady is currently Vice President of Somerset Georgia, Somerset Property, SIS California and SIS Washington. Mr. O'Grady is currently a director of Navigators, SIS California, Somerset Marine, Somerset Georgia and SIS Texas.

         W. Allen Barnett has been Senior Vice President, Chief Financial Officer, Treasurer and Secretary of The Group since March 1987. Mr. Barnett is also currently Senior Vice President and a director of Navigators and NIC and Vice President and Assistant Secretary of each of the Somerset Companies.

         Salvatore A. Margarella has been Controller of The Group since its inception and Vice President and Treasurer of Navigators since 1987 and NIC since 1989.

         Francis V. Bigley has been President of Somerset Re since 1987. Mr. Bigley is a director of Navigators and NIC.

         Peter L. Johnson has been Vice President of SIS Texas since June 1991. From 1975 until June 1991 Mr. Johnson was President of Texas Marine Underwriters Agency. Mr. Johnson is a director of Navigators and NIC.

OWNERSHIP OF VOTING SECURITIES BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the holdings of Common Stock (i) by each person who, as of the date of this Proxy Statement, holds of record or is known by The Group to own beneficially more than 5% of the outstanding Common Stock, (ii) by each of The Group's current directors and nominees for directors, (iii) by each of the executive officers named in the Summary Compensation Table below, and (iv) by all current directors and executive officers as a group (see "Certain Relationships and Related Transactions"). Except as otherwise indicated, to The Group's knowledge all shares are beneficially owned by the persons named as owners.

                                                                                            PERCENTAGE
                                                                 NUMBER                     OWNERSHIP
                                                                   OF                       OF COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER                             SHARES                       STOCK
- - ------------------------------------                             ------                   -------------
Terence N. Deeks(1)(2)                                            4,254,053                     52.2%
   123 William Street
   New York, New York 10038

The Richardson Family(3)                                          1,065,100                     13.1%
   230 North Elm Street
   Greensboro, North Carolina 27401

Marc M. Tract (4)(5)                                                905,578                     11.1%
  575 Madison Avenue
  New York, New York 10022

Piedmont Management, Inc.(3)(6)                                     900,100                     11.0%
   80 Maiden Lane
   New York, New York 10038

Peter E. O'Grady(7)                                                 242,548                      3.0%
W. Allen Barnett(8)                                                 141,404                      1.7%
Francis V. Bigley, Jr.(9)                                           107,539                      1.3%
Peter L. Johnson(10)                                                 51,792                        *
Robert M. DeMichele(11)                                              45,340                        *
Leandro S. Galban, Jr.(12)                                           34,425                        *
John F. Knight(13)                                                   29,820                        *
Salvatore A. Margarella(14)                                          29,250                        *
Robert F. Wright                                                      2,000                        *
Robert Lepowsky(15)                                                     750                        *
Marion A. Woodbury                                                        0                        *
All current directors and officers
  as a group
  (1)(4)(5)(7)(8)(9)(10)(11)(12)(13)(14)(15)                      4,988,721                     61.2%

_________________________
*  Less than 1% of issued and outstanding Common Stock.

(1) Includes options to receive 86,000 shares of Common Stock at exercise prices varying between $10.00 and $33.00 per share.
(2) Includes 880,264 shares considered beneficially owned by Mr. Deeks which are held under several instruments of trust for the benefit of children of Mr. Deeks.
(3) As of March 1, 1995 the "Richardson Family" (the descendants of Lunsford Richardson, Sr., their spouses' trusts, a corporation in which they have interests, and charitable organizations established by such descendants) beneficially owned 49.4% of Piedmont Common Stock and 94.7% of Piedmont's Series A Preferred Stock and therefore may be deemed to have beneficial ownership of the 900,100 shares of the Common Stock owned by Piedmont. In addition, the Richardson Family owns 165,000 shares of the Common Stock.

(4) Includes 49,800 shares held as trustee pursuant to a testamentary trust for the benefit of Mrs. Harold M. Tract, and with remainder interests in Marc
     M. Tract and Laurence T. Tract.
(5) Includes 854,878 shares held as trustee under several instruments of trust for the benefit of children of Mr. and Mrs. Terence N. Deeks.
(6) Based upon a Schedule 13G/A filed with the Securities and Exchange Commission (the "Commission") by Piedmont, dated January 10, 1995. These shares may be deemed to be beneficially owned by Robert M. DeMichele who, as President of Piedmont, shares the power to vote and dispose of the shares held by that company. Mr. DeMichele disclaims such beneficial ownership. Mr. DeMichele's address is 80 Maiden Lane, New York, New York 10038.
(7) Includes options to receive 50,250 shares of Common Stock at exercise prices varying between $12.00 and $33.00 per share.
(8) Includes options to receive 94,250 shares of Common Stock at exercise prices varying between $10.00 and $33.00 per share.
(9) Includes options to receive 91,250 shares of Common Stock at exercise prices varying between $10.00 and $33.00 per share.
(10) Includes options to receive 8,375 shares of Common Stock at exercise prices varying between $12.00 and $14.00 per share.
(11) Excludes the 900,100 shares owned directly and indirectly by Piedmont, which may be deemed to be beneficially owned by Robert M. DeMichele as President of Piedmont as described above.
(12) Includes 17,385 shares held as a co-trustee of The Wire Trust.
(13) Includes 10,950 shares held as trustee of The Jeffrey J. Knight, Melanie
     K. Eggers, John Mark Knight, Jane M. Knight and James M. Knight Trusts.
(14) Includes options to receive 29,250 shares of Common Stock at exercise prices varying between $10.00 and $33.00 per share.
(15) Mr. Lepowsky is one of three trustees for several instruments of trust holding a total of 25,386 shares of Common Stock for the benefit of children of Mr. and Mrs. Terence N. Deeks. Mr. Lepowsky disclaims beneficial ownership of such shares and accordingly they are excluded from his share ownership.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On June 30, 1994, at a special meeting, the stockholders of The Group approved eight substantially identical agreements of merger (each a "Merger Agreement" and, collectively, the "Merger Agreements") providing for the acquisition by The Group of the Somerset Companies (the "Mergers"). All of the Somerset Companies were substantially owned by Terence N. Deeks, President and Chairman of the Board of Directors of The Group, certain members of Mr. Deeks' family, Peter E. O'Grady, a current director of The Group, and W. Allen Barnett, Senior Vice President, Chief Financial Officer, Treasurer and Secretary of The Group (collectively, the "Management Group"). Prior to the Mergers, the number of shares of Common Stock of The Group beneficially owned by the Management Group represented approximately 35% of the then outstanding shares of the Common Stock. As consideration for the acquisition of the Somerset Companies, The Group issued 2,875,000 new shares of the Common Stock to the stockholders of the Somerset Companies. The issuance of the new shares increased the number of shares of the Common Stock beneficially owned by the Management Group from approximately 35% to approximately 56% of the outstanding shares of the Common Stock. As a result of the Mergers, the beneficial ownership of Mr. Deeks and certain members of Mr. Deeks' family increased from approximately 33.2% of the shares of Common Stock outstanding before the Mergers to approximately 51.6% immediately after the Mergers. Accordingly, following the Mergers, the Management Group, or Mr. Deeks and certain members of Mr. Deeks' family, have had the power to elect all of the members of The Group's Board of Directors and to determine the outcome of fundamental corporate transactions, including mergers and acquisitions, consolidations and sales of all or substantially all of the assets of The Group. The aggregate book value as of December 31, 1993 of the shares of capital stock of the Somerset Companies held beneficially by the Management Group was approximately $19.3 million. The market value of the shares of Common Stock received by the Management Group based on the closing price of the Common Stock on the effective time of the respective Mergers was approximately $50.1 million.

         Navigators is a wholly owned subsidiary of The Group and NIC is a wholly owned subsidiary of Navigators. Both before and after the Mergers, Navigators and NIC have derived a substantial part of their business by direct participation in, and reinsurance of, one or more members of insurance pools managed by the Somerset Companies.

         Prior to the Mergers, the majority of the stock of each of the Somerset Companies was owned either beneficially or of record by Terence N. Deeks and members of his family. Prior to the Mergers, Peter E. O'Grady held an 18% interest in SIS Texas and minority interests in each of the other Somerset Companies. Prior to the Mergers, W. Allen Barnett held minority interests in Somerset Property, SIS Texas and Somerset Re. Certain members of the management of The Group are officers and directors of certain of the Somerset Companies and were officers and directors of certain of the Somerset Companies prior to the Mergers.

         Navigators and NIC pay management fees and commissions to the Somerset Companies based upon varying percentages of the business generated by these companies on Navigators' and NIC's behalf. Management fees and commissions paid to the Somerset Companies totalled $16,356,054 in 1993. In 1994, as a result of the Mergers, Navigators and NIC and the Somerset Companies became under the common control of The Group. Accordingly, the $17,309,625 in management fees and commissions paid to the Somerset Companies in 1994 became an intercompany transaction. The Group also is managed by NMC pursuant to a separate management agreement (the "Management Agreement"). The total amount charged by NMC pursuant to the Management Agreement was $2,016,303 for the year ended December 31, 1993, the year prior to the Mergers. In 1994, as a result of the Mergers, The Group acquired control over the Somerset Companies, including NMC. Accordingly, the $2,000,000 management fee charged The Group in 1994 became an intercompany transaction.

         The Group has a consulting agreement (the "Consulting Agreement") with Robert F. Wright Associates, Inc., pursuant to which Robert F. Wright Associates, Inc. provides certain consulting services to The Group. Robert F. Wright, a director of The Group, is the President of Robert F. Wright Associates, Inc. The Consulting Agreement provides for an annual consultation fee of $40,000 to be paid to Robert F. Wright Associates, Inc. Mr. Wright is a member of the Compensation Committee and the Finance Committee.

         Navigators and NIC have investment advisory agreements with Lexington, pursuant to which Lexington provides investment advice to Navigators. Robert
M. DeMichele is President and a Director of Piedmont, a Stockholder of The Group, and of which Lexington is a wholly owned subsidiary. Mr. DeMichele is a member of the Executive Committee and the Finance Committee.

         Management believes that the terms of the Management Agreement, the Consulting Agreement and the investment advisory agreements are no less favorable to Navigators, NIC and The Group than those which could be obtained from unaffiliated third parties. Management further believes that all other transactions with affiliated companies have in the past and will in the future be on fair and equitable terms no less favorable than The Group, Navigators and NIC could obtain in arm's length transactions with unaffiliated third parties.

         RECO, a member of several of the insurance pools managed by the Somerset Companies, is a wholly owned subsidiary of Piedmont.

         Terence N. Deeks and members of his family own in the aggregate approximately 90% of Somerset Insurance Limited ("Somerset") with the remaining approximately 10% being owned by other officers and directors of The Group, Navigators and the Somerset Companies and various outside investors. Somerset reinsures Navigators and other members of several of the pools managed by the Somerset Companies.

         Leandro S. Galban, Jr. is both a director of The Group as well as a Managing Director of DLJ. DLJ provided a fairness opinion with respect to the Mergers. Mr. Galban is a member of the Compensation Committee, the Executive Committee and the Finance Committee.

         Marc M. Tract is both a director of The Group as well as a partner of Rosenman & Colin and a former partner of Kroll & Tract. Rosenman & Colin has served as counsel to The Group, Navigators, NIC and the Somerset Companies since August 1994. Until August 1994, Kroll & Tract had served as counsel to The Group, Navigators, NIC and the Somerset Companies since before 1986. Kroll & Tract, with the consent of The Group, was retained by the Somerset Companies in connection with the Mergers. Mr. Tract serves as trustee under several instruments of trust for the benefit of children of Mr. and Mrs. Deeks, and in that capacity, owns stock in The Group. Mr. Tract is a member of the Audit Committee and the Compensation Committee.


BOARD OF DIRECTORS

         The Board of Directors of The Group in 1994 held four meetings of the Board. No directors attended or participated in fewer than 75 percent of the meetings of the Board and meetings of the committees of the Board during 1994.

         The Board has a Compensation Committee. The Compensation Committee oversees The Group's compensation and benefit policies and programs, including the stock option plans of The Group and the annual salaries and annual incentive plan for selected officers. During 1994, the Compensation Committee held one meeting. The members of the Compensation Committee are Leandro S. Galban, Jr., Marc M. Tract and Robert F. Wright.

         The Board has an Audit Committee. The Audit Committee recommends the selection of independent Certified Public Accountants and reviews the scope and results of independent or internal audits. During 1994, the Audit Committee held two meetings. The members of the Audit Committee are John F. Knight, Robert Lepowsky and Marc M. Tract.

         The Board does not have a Nominating Committee.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS


SUMMARY OF COMPENSATION

         The following Summary Compensation Table sets forth compensation paid by The Group for each of the years in the three year period ended December 31, 1994 to the President and Chairman of the Board of The Group and each of the four other most highly paid executive officers of The Group or its subsidiaries. Prior to the Mergers in 1994, neither The Group, Navigators nor NIC had any operating employees and none of their executive officers received any salary or bonus compensation from The Group, Navigators or NIC for the fiscal years ended December 31, 1993 and 1992. The only compensation paid by The Group, Navigators or NIC to the President and Chairman of the Board or the other executive officers named below for the fiscal years ended December 31, 1993 and 1992 was in the form of life insurance premiums paid by The Group or stock option awards.

                           SUMMARY COMPENSATION TABLE

                                           Annual Compensation                    Long Term Compensation
                                           -------------------                    ----------------------
                                                                                    Awards             Payouts
                                                                                    ------             -------
                                                                                        Securities
                                                                           Restricted   Underlying
Name and Principal                                       Other Annual      Stock        Options/       LTIP        All other
     Position              Year   Salary      Bonus      Compensation      Award(s)     SARs           Payouts     Compensation
- - -----------------------    ----   ------      -----      ------------     ---------     ----------     -------     ------------
                                  $           $          $                $                   #        $           $(1)
Terence N. Deeks           1994   $450,000    $  --       $    --         $    --            --        $  --         $70,999
  President and            1993       --         --            --              --            --           --          70,999
  Chairman of the          1992       --         --            --              --           2,500         --          76,239
  Board

Peter E. O'Grady           1994    350,000       --            --              --            --           --          18,830
  Director, President of   1993       --         --            --              --            --           --          18,830
  Navigators and NIC       1992       --         --            --              --           5,000         --          18,830

W. Allen Barnett           1994    212,500       --            --              --            --           --            --
  Senior Vice President    1993       --         --            --              --            --           --            --
  and Chief Financial      1992       --         --            --              --           2,500         --            --
  Officer

Francis V. Bigley, Jr.     1994    173,333     10,000          --              --          10,000         --            --
  President of             1993       --         --            --              --            --           --            --
  Somerset Re              1992       --         --            --              --            --           --            --

Peter L. Johnson           1994    139,333     105,530         --              --           5,000         --            --
  Vice President of        1993       --         --            --              --            --           --            --
  SIS Texas                1992       --         --            --              --            --           --            --
- - --------------------------

         (1) Represents the dollar value of life insurance premiums paid by The Group for the benefit of the named person.

EMPLOYMENT AGREEMENTS

         The Group has entered into employment agreements (the "Employment Agreements") with Messrs. Deeks, O'Grady and Barnett. In general, the Employment Agreements provide for the continuation of the base salary outlined on the Summary Compensation Table for such executives for a period of three years from June 30, 1994 and that such executives will be eligible to participate in an annual incentive plan based on the growth of net operating income of The Group. In general, the annual incentive plan provided in 1994 for a bonus of 50% of base salary if a 16% growth in net operating income was achieved, 100% of base salary if a 20% growth in net operating income was achieved and 150% of base salary if a 24% growth in net operating income was achieved. The Employment Agreements generally provide that if The Group terminates the employment of a named executive other than for Cause or Disability (as such terms are defined in the Employment Agreements), The Group will continue to pay amounts of the base salary until the earlier of (i) the end of the employment period, (ii) one year from the date of the executive's termination of employment or (iii) the date as of which the executive breaches any of the provisions of the Employment Agreements.

STOCK OPTIONS

         The following table contains information concerning the grant of options under The Group's stock option plans to each of the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 1994. For a description of the Company's stock option plans, see "Stock Option Plans."

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR



                                               Individual Grants                     Potential Realizable
                            --------------------------------------------------------   Value at Assumed
                                              Percent of                                Annual Rates of
                            Number of           Total                                     Stock Price
                            Securities       Options/SARs                               Appreciation for
                            Underlying       Granted to      Exercise                  Option/SAR Term
                            Options/SARs    Employees in      Price       Expiration   -----------------
  Name                       granted(#)      Fiscal Year    ($/Share)        Date      5%($)     10%($)
  ----                      -----------    ---------------  ----------    ----------   -----     ------
 Terence N. Deeks  . . . .       --               --  %      $ --             --      $  --      $   --
 Peter E. O'Grady  . . . .       --               --           --             --         --          --
 W. Allen Barnett  . . . .       --               --           --             --         --          --
 Francis V. Bigley, Jr.  .     10,000             8%          14.25        12/15/04    90,000     228,000
 Peter L. Johnson  . . . .      5,000             4%          14.25        12/15/04    45,000     114,000

         The following table sets forth information for each of the executive officers named in the Summary Compensation Table with respect to the value of options/SARs exercised during the fiscal year ended December 31, 1994 and the value of outstanding and unexercised options/SARs held as of December 31, 1994, based upon the market value of the Common Stock of $14.50 per share on December 30, 1994. There were no options exercised by the executive officers named below during the fiscal year ended December 31, 1994.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES


                                                            Number of Securities       Value of unexercised
                                                           Underlying unexercised          in-the-money
                                                               Options/SARs at        Options/SARs at Fiscal
                                                               Fiscal Year End               Year End
                                                                     (#)                        ($)
                            Shares                        -------------------------- --------------------------
                           Acquired      Value Realized
         Name            on Exercise (#)      ($)         Exercisable  Unexercisable Exercisable  Unexercisable
         ----            --------------- --------------   -----------  ------------- -----------  -------------
 Terence N. Deeks             --              --           33,500         3,500      $82,500          --
 Peter E. O'Grady             --              --           45,250         5,000       37,500          --
 W. Allen Barnett             --              --           41,750         2,500       86,250          --
 Francis V. Bigley,  Jr.      --              --            3,375         5,000        8,438          --
 Peter L. Johnson             --              --           30,000        11,250       52,500          --

COMPENSATION OF DIRECTORS

         Directors of The Group who are not also officers of The Group, Navigators or NIC, or officers, directors or employees of any Somerset Company, receive an annual retainer of $7,000, and an additional $750 for each meeting of the Board of Directors of The Group attended.

INSURANCE POLICY COMMITTEE

         Prior to the Mergers, certain compensation paid by The Group, Navigators or NIC to the executive officers of The Group named in the Summary Compensation Table was in the form of life insurance premiums paid by The Group. The payment of these premiums was set pursuant to a recommendation of a committee of the Board of Directors (the "Insurance Policy Committee"), which was established in 1991 and whose functions were assumed by the Compensation Committee in 1994, to investigate the feasibility of purchasing a split dollar insurance policy on the lives of certain executive officers and their spouses. The Insurance Policy Committee was comprised of Robert M. DeMichele and Robert Lepowsky. With respect to Terence N. Deeks, the Insurance Policy Committee concluded that the untimely death of both Mr. Deeks and his wife, Monica J. Deeks, could create significant pressure on The Group's stock and it agreed that the purchase of a split dollar insurance policy on the joint lives of Mr. and Mrs. Deeks was desirable to protect The Group from such an eventuality. Accordingly, a trust established by Mr. and Mrs. Deeks entered into an agreement with The Group whereby The Group agreed to make advances of a portion of the premiums payable on a split dollar life insurance policy owned by the trust on the joint lives of Mr. and Mrs. Deeks. The Group is entitled to reimbursement of the amounts advanced, without interest, upon the first to occur of (a) the death of the later of Mr. and Mrs. Deeks or (b) the surrender of the policy. These advances are secured by a collateral assignment of the policy to The Group. With respect to Peter E. O'Grady, the Insurance Policy Committee concluded that the untimely death of Mr. O'Grady could create significant pressure on The Group's stock and it agreed that the purchase of a split dollar insurance policy on the life of Mr. O'Grady was desirable to protect The Group from such an eventuality. Accordingly, Mr. O'Grady entered into an agreement with The Group whereby The Group agreed to make advances of a portion of the premiums payable on a split dollar life insurance policy owned by Mr. O'Grady on the life of Mr. O'Grady. The Group is entitled to reimbursement of the amounts advanced, without interest, upon the first to occur of (a) the death of Mr. O'Grady or (b) the surrender of the policy.
These advances are secured by a collateral assignment of the policy to The
Group.

STOCK OPTION PLANS

         The Group has adopted two stock option plans which allow for the grant to key employees of The Group, its subsidiaries and affiliates, of options to purchase an aggregate of 900,000 shares of Common Stock. The Group filed a Form S-8/S-3 Registration Statement relating to the aggregate of the 900,000 shares of Common Stock which may be issued upon the exercise of options granted or that may be granted under these two plans, an incentive stock option plan (the "Plan") and a non-qualified option plan (the "Non-Qualified Stock Option Plan").

         The Plan is administered by the Compensation Committee of The Group's Board of Directors, which consists of Leandro S. Galban, Jr., Marc M. Tract and Robert F. Wright. The Compensation Committee determines, in its discretion, and recommends to the Board of Directors the persons to receive options, option prices, dates of grant and vesting periods, although no option may extend longer than ten years. The Plan requires that all options granted shall be at exercise prices not less than the fair market value of the Common Stock on the date of the grant, as such value is determined by the Compensation Committee. Unless otherwise provided, an option is exercisable in installments after the first anniversary of its grant to the extent of 25% of the number of shares originally covered by the option (subject to adjustment in the event of changes in the capitalization of The Group), multiplied by the number of full years elapsed since the grant of the option and less any amounts theretofore exercised up to the maximum number of shares covered by the option. Generally, options may be exercised in whole or in part as to all full shares which have become purchasable.

         The Compensation Committee also administers the Non-Qualified Stock Option Plan and selects the officers and key employees who will receive grants of options and stock appreciation rights and the number of shares that will be subject thereto. The Compensation Committee is entitled to make appropriate adjustments in the number of shares under the Non-Qualified Stock Option Plan to take into account any stock split, stock dividend, recapitalization, exchange of shares or other similar event. The shares issued pursuant to the Non-Qualified Stock Option Plan consist of authorized but unissued shares, or shares which have been issued and reacquired by The Group.

         The persons eligible to participate in the Non-Qualified Stock Option Plan consist of officers and key employees (collectively, "key employees") of The Group and/or its affiliates who contribute, and are expected to contribute materially to the success of The Group and its affiliates. Options may be granted to a key employee either alone or with an attached stock appreciation right. The number of shares and other terms of grant are fixed by the Compensation Committee and set forth in an option agreement. An option shall become 100% vested at the earliest of (i) the optionee's normal retirement date, (ii) the optionee's death or disability, or (iii) four years from the date of grant. Prior to becoming 100% vested, each option becomes exercisable at a rate of one-quarter of the number of shares covered by such option after each of the first four anniversaries of the date of grant, unless the Compensation Committee accelerates such schedule.

         Under the Non-Qualified Stock Option Plan, the Compensation Committee may, at its discretion, grant stock appreciation rights in tandem with the options granted under the Non-Qualified Stock Option Plan. Each stock appreciation right must relate to a specific option and may only be exercised when the related option is exercisable; provided, that a stock appreciation right may only be exercised and received in cash during a specified ten-day period following the release by The Group of its quarterly financial reports. The exercise of a stock appreciation right results in the cancellation of the related option on a share-for-share basis. Upon exercise of a stock appreciation right, the optionee is entitled to receive an amount equal to the fair market value on the date of exercise of the total number of shares of Common Stock for which the right is exercised, less the exercise price the optionee would have been required to pay to purchase such shares had the related option been exercised. Payment by The Group upon exercise of a stock appreciation right may be made in cash or shares of Common Stock, or a combination thereof, as determined in the sole discretion of the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee consists of Messrs. Galban, Tract and Wright. In addition, the Insurance Policy Committee, before its functions were assumed by the Compensation Committee in 1994, performed certain equivalent functions to that of a Compensation Committee. The Insurance Policy Committee consisted of Messrs. DeMichele and Lepowsky.

         Mr. Galban is both a director of The Group as well as a Managing Director of DLJ. DLJ provided a fairness opinion with respect to the Mergers. Mr. Galban is a member of the Compensation Committee, the Executive Committee and the Finance Committee.

         Mr. Tract is both a director of The Group as well as a partner of Rosenman & Colin and a former partner of Kroll & Tract. Rosenman & Colin has served as counsel to The Group, Navigators, NIC and certain of the Somerset Companies since August 1994. Until August 1994, Kroll & Tract served as general counsel to The Group, Navigators, NIC and certain of the Somerset Companies since before 1986. Kroll & Tract, with the consent of The Group, was retained by the Somerset Companies in connection with the Mergers. Mr. Tract serves as trustee under several instruments of trust for the benefit of children of Mr. and Mrs. Deeks. Mr. Tract is a member of the Audit Committee and the Compensation Committee.

         The Group has entered into the Consulting Agreement with Robert F. Wright Associates, Inc., pursuant to which Robert F. Wright Associates, Inc. provides certain consulting services to The Group. Robert F. Wright, a director of The Group, is the President of Robert F. Wright Associates, Inc. The Consulting Agreement provides for an annual consultation fee of $40,000 to be paid to Robert F. Wright Associates, Inc. Mr. Wright is a member of the Compensation Committee and the Finance Committee.

         Mr. DeMichele is both a director of The Group as well as a senior director and President of Piedmont, a stockholder of The Group, and of which Lexington is a wholly owned subsidiary. Navigators and NIC have investment advisory agreements with Lexington, pursuant to which Lexington provides investment advice to Navigators. In addition, Mr. Deeks, the Chairman of the Board of Directors and President of The Group, serves as a director of Piedmont. Mr. DeMichele is a member of the Executive Committee and the Finance Committee and was a member of the Insurance Policy Committee before its functions were assumed by the Compensation Committee in 1994.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of The Group's Board of Directors, which consists of Messrs. Galban, Tract and Wright, is charged, among other things, to make periodic reviews of The Group's compensation arrangements and to make recommendations to the Board of Directors with respect to such arrangements. The Committee was organized in July 1994 and first met formally in December 1994. For Messrs. Deeks, O'Grady and Barnett, compensation arrangements for the three year period commencing June 30, 1994 -- with the exception of the determination of annual incentive payments and grants of stock options -- were adopted prior to the Committee's formation and reflected in the Employment Agreements with each such officer. Each such arrangement has been reviewed and approved or ratified by the Committee.

         The principal objectives of the Committee's compensation policies are to attract and retain qualified executives and to provide incentives for such executives to enhance the profitability and growth of the Company and thus enhance stockholder value. The executive compensation program consists principally of base salaries, an annual incentive plan and the two stock option plans. The following describes components of The Group's executive compensation program for the fiscal year ended December 31, 1994 and the related factors considered by the Committee in determining compensation.

         Base Salaries. Base Salaries were determined after evaluating a number of factors, including local market conditions, job performance and amounts paid to executives with comparable experience, qualifications and responsibilities at other insurance companies and underwriting management companies.

         Annual Incentive Plan. The Group's annual incentive plan consisted principally of bonus payments based on the growth of net operating income over the fiscal year ended December 31, 1994. In general, the annual incentive plan provided for a bonus of 50% of base salary if a 16% growth in net operating income was achieved, 100% of base salary if a 20% growth in net operating income was achieved and 150% of base salary if a 24% growth in net operating income was achieved. The objectives of the annual incentive plan in 1994 were to reward top executives for achieving defined annual performance goals, provide superior rewards for superior competitive performance and reward executives based on performance measures that are recognized within the industry and among investors as being key measures of success. The Committee believes its annual incentive plan is typical within the industry and permits management to adjust the goals annually to reflect the competitive environment. In addition, by aligning the financial interests of The Group's executives with those of The Group's stockholders, the annual incentive plan is intended to be directly related to the creation of value for stockholders of The Group.

         Stock Option Plans.   The Group has adopted two stock option plans
which allow for the grant to key employees of stock options which generally vest over a number of years. The number of shares of Common Stock subject to an executive's stock option grant is determined with reference to the responsibility and experience of the executive and competitive conditions. By aligning the financial interests of The Group's executives with those of The Group's stockholders, these equity awards are intended to be directly related to the creation of value for stockholders of The Group. The deferred vesting provisions are designed to create an incentive for an individual executive to remain with The Group.

         President and Chairman of the Board. The Committee reviewed the 1994 compensation levels of Terence N. Deeks, President and Chairman of the Board of The Group, within the context of industry information regarding chief executive officers with comparable experience, qualifications and responsibilities at other insurance companies and underwriting management companies. The Committee also considered local market conditions and job performance, as well as the significant ownership position of Mr. Deeks and the fact that he has received substantial compensation in the past. Mr. Deeks' 1994 base salary was determined prior to the Committee's formation but has been approved or ratified by the Committee. For 1994, Mr. Deeks received from The Group and the Somerset Companies a base salary of $450,000 per annum, no annual incentive compensation payments and no grants of stock options. No payments were made to Mr. Deeks under the annual incentive plan for 1994 because The Group experienced a net loss largely as a result of losses from the January 17, 1994, earthquake that occurred in the vicinity of the Northridge area of Los Angeles, California.

         Under Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended, effective in 1994, annual compensation in excess of $1.0 million paid to the chief executive officer or any of the four other highest compensated officers of any publicly-held corporation will not be deductible in certain circumstances. Generally, "performance - based" compensation, as defined in Section 162(m), is not subject to the limitation if certain requirements are satisfied. The compensation of no executive officer was subject to the limitation of Section 162(m) in 1994. The Committee intends to structure The Group's annual incentive plan and any stock-based compensation for executive officers so that such compensation qualifies as performance-based compensation under Section 162(m).

Submitted by the Compensation Committee:
         Leandro S. Galban, Jr.
         Marc M. Tract
         Robert F. Wright

FIVE-YEAR PERFORMANCE GRAPH

         The comparison of Five-Year Cumulative Returns among The Group, Standard & Poor's, 500 Composite ("S&P 500") and the S&P Property & Casualty Insurance Industry ("Insurance Industry") listed companies is as follows:

                                    (GRAPH)

                                     1989        1990        1991         1992        1993       1994
                                     ----        ----        ----         ----        ----       ----
The Navigators Group, Inc.         $100.00     $115.93      $217.70     $172.57     $185.84     $ 83.99
S&P 500 Comp Ltd.                  $100.00     $ 96.89      $126.42     $136.05     $149.76     $151.74
Property-Casualty Insurance        $100.00     $ 97.71      $122.33     $143.26     $140.73     $147.62

         The Stock Performance Graph, as presented above, which was prepared with the aid of independent consultant Standard & Poor's Compustat, a division of McGraw-Hill, Inc., reflects the cumulative return on the common stocks of The Group, S&P 500 and the Insurance Industry, respectively, assuming an original investment in each of $100 on December 31, 1989 (the "base") and reinvestment of dividends to the extent declared. Cumulative returns for each fiscal year subsequent to 1989 are measured as a change from this base.

                                PROPOSAL NO. 2
                      APPOINTMENT OF INDEPENDENT AUDITORS

INDEPENDENT PUBLIC ACCOUNTANTS

         KPMG Peat Marwick LLP, Certified Public Accountants, have been appointed by the Board of Directors, upon the recommendation of the Audit Committee of the Board of Directors, as independent auditors for The Group to examine and report on its financial statements for 1995, which appointment will be submitted to the Stockholders for ratification at the Meeting. Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting, with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions. The appointment of the independent auditors will be ratified if it receives the affirmative vote of the holders of a majority of the shares of The Group's Common Stock present at the Meeting, in person or by proxy. Submission of the appointment of the auditors to the Stockholders for ratification will not limit the authority of the Board of Directors or its Audit Committee to appoint another accounting firm to serve as independent auditors if the present auditors resign or their engagement is otherwise terminated.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.


                     ALL OTHER MATTERS WHICH MAY PROPERLY
                            COME BEFORE THE MEETING

         Management does not know of any other matters to be brought before the Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

STOCKHOLDER APPROVAL

         Approval of Proposals 1 and 2 require the affirmative vote of the holders of a majority of the total number of shares of Common Stock represented at the Meeting. Stockholders are entitled to one vote per share on all matters submitted for consideration at the Meeting.


                                 OTHER MATTERS

ABSENCE OF DISSENTERS' OR APPRAISAL RIGHTS

         Under Section 262 of the Delaware General Corporation Law, Stockholders have the right to dissent from certain corporate actions. In such cases, dissenting stockholders are entitled to have their shares appraised and paid the fair value of their shares provided that certain procedures perfecting their rights are followed. The proposals described in this proxy statement do not entitle a Stockholder to exercise any such dissenters' or appraisal rights.

STOCKHOLDERS PROPOSALS

         Any proposal by a Stockholder of The Group intended to be presented at the 1996 Annual Meeting of Stockholders must be received by The Group at its principal executive office not later than December 29, 1995 for inclusion in The Group's proxy statement and form of proxy relating to that meeting. Any such proposal must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission.

FORM 10-K ANNUAL REPORT

         UPON WRITTEN REQUEST BY A STOCKHOLDER, THE GROUP WILL FURNISH THAT PERSON, WITHOUT CHARGE, A COPY OF THE FORM 10-K ANNUAL REPORT FOR 1994 WHICH IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. The Form 10-K Annual Report for 1994 provided to Stockholders will not include the documents listed in the exhibit index of the Form 10-K. Upon written request, The Group will furnish to the Stockholder copies of any exhibits for a nominal charge. Requests should be addressed to Navigators Management Corporation, Attn: W. Allen Barnett, Investor Relations Department, 123 William Street, New York, New York 10038.

SOLICITATION AND EXPENSES OF SOLICITATION

         Officers and employees of The Group may solicit proxies. Proxies may be solicited by personal interview, mail, telegraph and telephone. Brokerage houses and other institutions, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of Common Stock, and will be reimbursed for their reasonable out-of-pocket expenses in forwarding such solicitation material. The costs of preparing this Proxy Statement and all other costs in connection with the solicitation of proxies for the Annual Meeting of Stockholders are being borne by The Group. It is estimated that said costs will be nominal.

         Your cooperation in giving this matter your immediate attention and in returning your proxies promptly will be appreciated.

                                        By Order of the Board of Directors,



                                              W. ALLEN BARNETT,
                                              Secretary

New York, New York
June 1, 1995

                                 EXHIBIT INDEX


                                                                                      Sequentially
               Exhibit                                                                  Numbered
                 No.                              Description                             Page
                 99                   Form of Proxy of The Group

                                                                      APPENDIX A


                                [Form of Proxy]

                          THE NAVIGATORS GROUP, INC.
                              123 William Street
                           New York, New York 10038

          PROXY FOR THE JUNE 28, 1995 ANNUAL MEETING OF STOCKHOLDERS

Terence N. Deeks and W. Allen Barnett, or any one of them, with power of substitution, are hereby authorized as proxies to represent, and to vote the shares of, the undersigned at the Annual Meeting of Stockholders of The Navigators Group, Inc. to be held at 11:30 a.m., New York City time, Wednesday, June 28, 1995, at India House, 1 Hanover Square, New York, New York, and at any adjournment thereof. The proxies are to vote the shares of the undersigned as instructed below and on the reverse side and in accordance with their judgement on all other matters which may properly come before the Meeting.


         The Board of Directors Recommends a Vote FOR 1 and 2.

         1.  Election of Directors    [ ] For all nominees   [ ] Withhold Authority to      [ ]  Abstain
                                                               vote for all nominees


                 Nominees:
                 Terence N. Deeks, Robert M. DeMichele, Leandro S. Galban, Jr., John F. Knight, Robert Lepowsky, Marc M. Tract,
                 Marion A. Woodbury and Robert F. Wright.
                 INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE PLEASE PRINT THAT NOMINEE'S
                 NAME BELOW:
- - ------------------------------------------------------------------------------------------------------------------------------------

         2.  Ratification of the Selection of KPMG Peat Marwick LLP as      [ ] For    [ ] Against     [ ] Abstain
             independent certified public accountant.





IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND PROPOSAL 2.

Please sign this Proxy Form which is SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, and Return it Promptly in the Enclosed Postage Prepaid envelope.

                                     Dated:                    , 1995
                                             ------------------

                                     -------------------------------------------

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                                     Please sign exactly as name appears hereon.